Exhibit 3.1

CORPORTE BYLAWS OF EDENOR S.A.

TITLE I:  NAME, LEGAL PROVISONS, DOMICILE AND DURATION.-

ARTICLE 1.- The company incorporated under the name of “EMPRESA DISTRIBUIDORA Y COMERCIALIZADORA NORTE SOCIEDAD ANÓNIMA (EDENOR S.A.)” continues its operation under the name Empresa Distribuidora Norte Sociedad Anónima (Edenor S.A.), pursuant to the provisions set forth in Chapter II, Section V, articles 163 through 307 of Law Nº 19550 ( Restated text. Decree 841/84) and the relevant creation decree.-

ARTICLE 2.- The registered office of the corporation shall be in the City of Buenos Aires, at the address stated by the Board of Directors of the corporation for this purpose.

ARTICLE 3.- The duration of the corporation shall be NINETY-FIVE (95) years to be computed as from the date of  registration of these Bylaws with the Public Registry of Commerce. This term may be reduced or extended by resolution of the Extraordinary Shareholder’s Meeting.-

TITLE II: CORPORATE PURPOSE.

ARTICLE 4.- The purpose of the company is to render the service of distribution and commercialization of electricity within the area and according to the terms and conditions of the concession contract entered into with the National Executive Branch on the fifth day of August of 1992. Furthermore, the corporation may, either on its own account or associated with third parties, render and/or commercialize telecommunication services and/or rent its facilities for this purpose pursuant to the regulations in force related to the subject matter.  Likewise, the purpose of the  corporation is, on its own account, or through controlled companies by or linked to the corporation, to purchase shares of other electricity distribution companies, requiring prior compliance with article 32 of Law 24065, when deemed appropriate. The corporation may supply operating services related to electricity distribution and commercialization to said distribution companies.  The corporation may, on its own account, associated with third parties or through corporations controlled by or linked to the corporation render the following services: advisory, training, operation and maintenance, consulting and management, research and analysis, and may  grant for valuable consideration or no consideration special knowledge acquired in the performance of the business activities (know-how) and development, installation and operation of IT programs. The corporation shall perform those activities related to  electricity distribution in different fields, whether national or foreign and specially but not excluding all related to:  a) optimization, management and operation of public lighting and distribution systems, including all technical, administrative and commercial operations linked thereto; b)  electricity safety in different aspects; c) rational use of energy; d) research and development of electricity applications in different fields; e) research and development of new technologies related to electricity distribution; f) protection and/or improvement of ecosystems related to the above-mentioned activity; g) training for administrative, commercial and technical personnel. Likewise, the corporation may render services to third parties, requiring prior authorization by the National Regulatory Entity for Electricity granted for special cases. Furthermore, the corporation may subscribe for or purchase shares of commercialized companies pursuant to the terms and conditions set forth in the pertinent regulation. The corporation may subscribe for or purchase shares of mutual guarantee companies as a sponsoring partner, without engaging, in any case,  the capital involved in the supply of the regulated activities. In addition, the corporation may act as a trustee in accordance with the terms and conditions of Law 24441, in those credit operations granted to companies that supply goods and services related to electricity distribution and commercialization, which have the guarantee of the mutual guarantee corporation  that is part thereof as a sponsoring partner. The corporation may carry out all activities deemed necessary to attain its purposes. For such purpose, the corporation has full legal capacity to acquire rights, undertake obligations and take any action not forbidden, limited or restricted by law, by these bylaws, the decree by which this company was formed, the National and International Public Competitive Bidding for the Privatization of the Provision of

Electricity Distribution and Commercialization Services in the City of Buenos Aires (Northern Area) and certain Counties of Buenos Aires Province, the Concession Contract of “EDENOR S.A.” and all the decrees, resolutions and further applicable regulations.

TITLE III: CORPORATE CAPITAL AND SHARES.-

ARTICLE 5.- Changes in corporate capital and share classes representing the latter may arise from the financial statements of the corporation. The corporate capital shall be represented by Class “A”, “B” and “C” shares. The shares shall be of common stock, all in book-entry form, with a par value of ONE PESO ($1) each and entitled to one (1) vote each. Class “A” shares shall be subject to the regulation set forth in article 10 of these bylaws. Class “C” shares representing TEN PERCENT (10%) of the corporate capital or any other percentage the same may hold in the corporate capital resulting from article 6 of these bylaws and the regulations governing the “Programa de Propiedad Participada” (Employee Stock Ownership Program), if in force – shall continue affected by said Employee Stock Ownership Program implemented pursuant to Chapter III of Law 23696, its Regulatory Decree 584/93 and further supplementary and concordant rules  and approved of by the National Executive Branch Decree 265/94.  They are registered under the name of “BANCO DE LA NACIÓN ARGENTINA- FIDEICOMISO (Trust) Decree 265/94” and are subject to the legal regulations arising from the rules mentioned above.

ARTICLE 6.- The issuance of shares corresponding to any amount of the capital shall be made in proportion to FIFTY ONE PERCENT (51%) of Class “A” shares, THIRTY NINE PERCENT (39%) of Class “B” shares and TEN PERCENT (10%) of Class “C” shares, unless otherwise provided for by a General Shareholder’s Meeting or a Class Meeting. The shareholders of Class “A”, “B” and “C” shall be entitled to their preemptive right and to increase the subscription of new shares issued by the corporation, within the same class and in proportion to the relevant shareholding. The remaining shares  not subscribed by the shareholders of each class shall be offered to the shareholders of other classes in order to exercise their accretion rights and the remaining shares not subscribed by the latter entitled to such rights may also, as the case may be, be subscribed by third parties. In case of shares subscribed by third parties, non-shareholders of the Corporation – whether as  assign of preemptive and/or accretion rights or any other manner-, the relevant shares shall be issued as Class “B” shares. Should, at any time, the holders of  Class “A” shares become holders of any other class of shares, they may request the Board of Directors  of the Corporation the conversion of their shares of said classes into Class “A” shares, up to a maximum number of shares of said classes, so that it allows them to hold, at any time, Class “A” shares representing fifty one percent (51%) of the total number of outstanding shares.-

ARTICLE 7.- The register of book-entry shares shall be kept by a third party, who shall have prior approval by the NATIONAL REGULATORY ENTITY FOR ELECTRICITY or the entity that may replace it, and shall perform the relevant entries in accordance with the Company Law, these bylaws, the National and International Public Competitive Bidding for the Privatization of the Provision of Electricity Distribution and Commercialization Services in the City of Buenos Aires and certain counties in Buenos Aires Province and  the Concession Contract, pursuant to the limitations on stock transfer, methods and mandates set forth therein.-

ARTICLE 8.- All shares shall be indivisible. Should there be co-ownership, the representation for the exercise of their rights and fulfillment of their obligations shall be unified.-

ARTICLE 9.-  The transfer of book-entry shares and the establishment of rights in rem that may encumber them shall be governed by article 215, first and second paragraph of Law 19550 (Restated Text. Decree 841/84). The purchase of Class “A” shares implies the granting of proxy set forth in article 10 of the Concession Contract, which shall be evidenced in the relevant share register.

ARTICLE 10.-  The shareholders of Class “A” Shares may neither  change their participation, nor sell their shares for the first FIVE (5) years as from the date of ENTRY INTO FORCE or TAKING OFFICE. Subsequent to the end of the fifth year, Class “A” Shares may not be transferred,  not even to shareholders of the same class, and there may not be any change in the participation percentages held by their holders below fifty one percent (51%), without prior approval by the NATIONAL REGULATORY ENTITY FOR ELECTRICITY. In  the request for approval of share transfer the following information shall be specified: the name of the buyer, the number of shares to be transferred, the price and further conditions of the operation. As regards the request for approval of the changes in the participation of  holders of Class “A” shares below fifty one percent (51%), the operations carried out, the percentages resulting therefrom and the holders thereof shall be stated. If within NINETY (90) days of the request for approval, the NATIONAL REGULATORY ENTITY FOR ELECTRICITY does not make any statement, it shall be understood that the application was approved: therefore, the shareholder may validly transfer his shares to the  buyer specified and the changes in  capital participation shall be validly made. It shall also be applicable for provisions related to limitations and procedures for the change of participations and/or share transfer resulting from the National and International Public Competitive Bidding for the Privatization of the Provision of Electricity Distribution and Commercialization Services of the City of Buenos Aires and some Counties of Buenos Aires Province and/or the act by means of which the above-mentioned Bidding shall be approved of. No Class “A” shares may be given as a security or guarantee of any manner whatsoever. Every change in the participation, share transfer, lien or security, performed in violation of the provisions set forth in these bylaws, shall not be valid.

ARTICLE 11.- In the event of arrears in paying in the shares, the corporation may take any step authorized in the Second paragraph of Article 193 of Law 19550 (Restated Text, Decree Nº 841/84).-

ARTICLE 12.-  Within the framework of the Employee Stock Ownership Program referred to in article 5, the corporation shall, on behalf of its permanent personnel of all hierarchies, issue Employee profit-sharing bonuses pursuant to the terms and conditions of Article 230 of Law 19550 (Restated Text Decree Nº 841/84) in order to distribute among the beneficiaries their corresponding proportional share of HALF PERCENT (0.5%) of profits, after tax, of the corporation. Each one of such employees shall receive a pre-determined number of bonuses according to salary, length of service and dependants, pursuant to the approval given by the competent Public Authority.  The relevant bonus participation shall be paid to the beneficiaries contemporaneously with the time the dividends shall be paid.  The securities representing the Participation Bonus for the Employees shall be handed over to their holders by the corporation.   This Employee Participation Bonuses  shall be personal and non-transferable and its ownership shall expire when the labor relationship finishes, without entitling the rest of the bondholders to accretion rights. The corporation shall issue a numbered sheet for each holder, specifying their corresponding bonus quantity; the ownership shall be deemed  a necessary document to exercise the bondholders’ rights.  Each payment shall be evidenced therein. The conditions for the bonus issuance shall  be solely modified by Special Meeting called pursuant to the terms and conditions of articles 237 and 250 of the Company Law. The bondholders’ participation shall be computed as expenses and shall be payable under the same conditions the dividends are paid.-

TITLE IV:  SHAREHOLDERS’ MEETINGS.-

ARTICLE 13.- Ordinary and/or Extraordinary Shareholder’s Meetings shall be called by the Board of Directors or the Syndic in cases provided for by law, or whenever any of them may deem it necessary or it shall be required by the shareholders of any class that represent at least FIVE PERCENT (5%) of the corporate capital. In the last case, the request shall state the items to be dealt with and  the Board of Directors or  Syndic shall call the Meeting to be held within the maximum term of FORTY(40) days upon receiving the request. Should the Board of Directors or Syndic fail to do so, the call may be made by the controlling authority or by legal proceedings. The ordinary meeting that deals with the items included in article 234, subsections 1 and 2 of Law Nº 19550, shall be called and held within the terms set forth by the applicable rules. The

Meetings shall be called through notices published during FIVE (5) days, with at least TEN (10) days’ notice and for no more than THIRTY (30) days in the Official Gazette and in one of the daily papers of widest circulation in the Argentine Republic. The nature of the Meeting, its date, time, place and agenda shall be stated. The Meeting at second call shall, upon failure of the first one, be held within the following THIRTY (30) days, and the notices shall be published for THREE (3) days with at least EIGHT (8) days’ prior notice thereto. The ordinary and extraordinary meetings may be called at first and second call simultaneously.  Should the meeting be convened to be held on the same day, there shall be an interval of at least ONE (1) hour after the time fixed to hold the first one. The Meeting may be held without call  publication whenever meetings are held by shareholders representing the total corporate capital and decisions are adopted unanimously by the shares carrying voting rights.-

ARTICLE 14.- Whenever the Meeting shall adopt resolutions affecting rights of one Class of shares or bonuses, the Class’s consent or ratification shall be required, which shall be provided at a special Meeting governed by the rules set forth in these  Bylaws of Ordinary Meetings.-

ARTICLE 15.- Ordinary Meetings at first call shall require the attendance of shareholders representing the majority shares with voting rights. At  second call, the Meeting shall be deemed duly constituted regardless of  the present number of shares with voting rights. The resolutions in both cases shall be made by absolute majority of the present votes that may be issued upon the respective decision.-

ARTICLE 16.- The Extraordinary Meeting shall be held at first call with the attendance of shareholders representing SEVENTY PERCENT (70%) of the shares carrying voting rights. At second call, the attendance of shareholders representing THIRTY FIVE PERCENT (35%) of the shares with voting right shall be required. The resolutions in both cases shall be made by absolute majority of the present votes that may be issued upon the respective decision.- When dealing with renewal, public offering or delisting of shares composing the corporate capital, total or partial capital reimbursement, merger and spin-off, even in cases of merging companies or of termination of concession contracts of electricity distribution and commercialization, at first or second call, the resolutions shall be adopted by favorable vote of EIGHTY PERCENT (80%) of shares with voting right, present or not at the Meeting, without applying the vote plurality, if any.-

ARTICLE 17.- Any amendment to the bylaws shall require prior approval issued by the NATIONAL REGULATORY ENTITY FOR ELECTRICITY or in the absence thereof, by the ENERGY SECRETARIAT. The Meeting shall have to consider and approve the amendment “ad referendum” of said entity. Should within NINETY (90) days of requesting the approval, the NATIONAL REGULATORY ENTITY FOR ELECTRICITY or in the absence thereof, the ENERGY SECRETARIAT, not issue any statement, the request will be deemed approved. Until the above-mentioned authorization is granted, the resolution adopted at the Meeting shall not be binding upon the corporation, its partners and/or third parties.-

ARTICLE 18.- For the purposes of attending the meetings, the shareholders shall, before the corporation for its registration in the Meeting’s Attendance Book, present the corresponding ownership certificate issued by the third party that shall keep the registry of book-entry shares, with THREE (3) working days in advance prior to the date on which the meeting shall be held. The corporation shall include the present obligation in the call notice. The shareholders may be represented by an agent  pursuant to the provisions set forth in article 239 of Law 19550 (Restated Text Decree Nº 841/84). The Special Meetings shall be governed, where applicable, by the provisions of the present Title and subsidiarily by the provisions set forth in Law 19550 (Restated Text Decree Number 841/84).

TITLE V: MANAGEMENT AND REPRESENTATION.-

ARTICLE 19.-  The Management of the corporation shall be vested in the Board of Directors which shall be composed of TWELVE (12) regular directors. The Meeting shall also designate the number of Alternate Directors of each Class for the fiscal year, which maximum may not exceed the number of regular directors of this Class, and the persons that shall hold these positions, who shall replace the regular members only within the same Class. The election term shall be ONE (1) fiscal year. Shareholders of Class “A”, as a shareholders’ group of the Class, at Ordinary or Special Shareholders’ Meeting, shall be entitled to choose SEVEN (7) regular directors and SEVEN (7) alternate directors. Shareholders of Class “B”, as a shareholders’ group of the Class, at Ordinary or Special Shareholders’ Meeting, shall be entitled to choose FOUR (4) regular directors and FOUR (4) alternate directors. Provided that Class “C” shares represent at least SIX PERCENT (6%) of the total number of shares issued by the corporation,  Class “C” shareholders, as a shareholders’ group of the Class, shall be entitled to choose ONE (1) regular director and ONE (1) alternate director.  Should Class “C” shares not reach the minimum of participation mentioned above, they shall lose the right to choose ONE (1) regular and alternate director exclusively. Therefore, they shall have to vote along with Class “B” shares, in which case, they shall have the right to choose FIVE (5) regular directors and FIVE (5) alternate directors together with Class “C” shares. Should it be not possible at the Ordinary  or Special Meeting called for this purpose to elect the relevant directors corresponding to this Class of shares, a second Shareholders’ Meeting of the corresponding Class shall be called and in case the same situation takes place at this Meeting, the election of the directors corresponding to this share Class shall be carried out at an Ordinary Shareholders’ Meeting requiring the attendance of all shareholders, regardless of the Share Class they belong to. The Director may designate an Executive Committee consisting of directors, in accordance with article 269 of the Company Law, stating the number of its members, their duties and the procedure for the operation thereof. While the corporation makes a public offering of its shares and is required by the applicable regulation, the Board of Directors shall count on an Audit Committee that shall be made up of THREE (3) members of the Board of Directors from whom at least TWO (2) shall be independent pursuant to the criteria determined by the National Securities Commission. For this purpose, one independent regular director shall be elected by Class “A” and one independent regular director shall be elected by Class “B”, unless in cases in which it shall not be possible at the Ordinary or Special Meeting called for this purpose to elect the directors corresponding to any of the above-mentioned share Classes,  in which case the election of directors corresponding to said Share Class (including the independent director) shall be made at an Ordinary Shareholders’ Meeting with the attendance of all the shareholders, regardless of the share class they belong to, pursuant to the above-mentioned provisions.

ARTICLE 20.-  The regular and alternate Directors shall remain in their positions until their substitute  shall be appointed, within the scopes determined in the following paragraph for those representing Class “A” shares.  Under no circumstances may the appointment of  regular and alternate directors representing Class “A” shareholders be extended beyond the termination of each “MANAGEMENT TERM” referred to in the Concession Contract, which shall be a cancellation provision and shall be stated in writing in the instrument formalizing such an appointment. Said instrument shall also state that upon the termination of said term, his term of office shall be extended by being granted with full rights by the GRANTOR, who shall only act within the scope determined in article 10 of the Concession Contract, and failure to comply with the instructions provided by the GRANTOR within such a scope implies bad performance of the position pursuant to the terms and conditions of Article 274 of Law Nº 19550 (Restated Text 1984).-  -

ARTICLE 21 .- At their first meeting subsequent to Meeting in which Board of Directors’ members are renewed, ONE (1) Chairman and ONE (1) Vice-Chairman shall be designated among their members.

ARTICLE 22.- Should the number of vacancies in the Board of Directors prevent the meetings from being validly held, even in cases in which all the alternate Directors of the same class have been incorporated, the Supervisory Syndics Committee shall appoint their substitutes, who shall hold office until the election of the new regular members; therefore, the Ordinary  Meeting or Class Meeting shall be convened, as the case may be, within TEN (10) days after the appointments shall be made by the Supervisory Syndics Committee.-

ARTICLE 23.- As a guarantee of the proper performance of their duties, the Directors shall deposit ONE THOUSAND ARGENTINE PESOS ($1,000) in cash or securities in the corporation’s vault. Said amount may be modified pursuant to the terms and conditions set forth at the Meeting.-

ARTICLE 24.- The Board of Directors shall meet, at least, once every three months. The Chairman or the person who statutorily replaces him/her may call meetings when deemed appropriate or when requested by any Director in office or by the Supervisory Syndics Committee. The call for the meeting shall be made within FIVE (5) days of receiving the request; otherwise, the call shall be made by any of the Directors. The meetings of the  Board of Directors shall be convened in writing and notified at the special domicile specified by the Director, indicating day, time, place where the meeting will be held, and shall include the items to be dealt with; they may deal with items not included in the call, so long as the attendance of all the Directors and  their unanimous votes are verified.-

ARTICLE 25.-  The Board of Directors shall hold meetings with the attendance of the absolute majority of its members and shall adopt resolutions by majority of votes present.-

ARTICLE 26.- The Vice-Chairman shall replace the Chairman in case of resignation, demise, disability, ineligibility, removal or absence, whether temporary or definite, of the latter. A new Chairman shall be elected within TEN (10) days of arising the vacancy.

ARTICLE 27.- The Board of Directors may appoint directors, managers or proxy who shall legally represent the corporation in any kind of suits in which the same shall be summoned.-

ARTICLE 28.- The Board of Directors shall be vested with the fullest powers for the organization and administration of the company, with no further limitations other than those arising from the law, the Decree authorizing the setting-up of this corporation and the present bylaws.-

ARTICLE 29.- The compensation of the Board of Directors’ members shall be fixed by the Meeting, and shall be adjusted pursuant to Section 261 of Law 19550 (Restated Text Decree Nº 841/84).-

ARTICLE 30.- The Chairman, Vice-Chairman and Directors shall be held personally and severally  responsible for the irregular performance of their duties. Whoever has not participated in the deliberation or resolution, and those who, having participated in the deliberation and resolution or may know thereof, issue a statement of their protest in writing and notify the Supervisory Syndics Committee shall be exempted from responsibilities.-

TITLE VI: SUPERVISION.-

ARTICLE 31.- Supervision of the Corporation shall be performed by a Supervisory Syndics Committee consisting of THREE (3) regular Syndics who shall stay in  office for ONE (1) fiscal year. Furthermore,  THREE (3) alternate Syndics shall be appointed in order to replace the regular syndics in cases set forth by Article 291 of Law Nº 19550.  ( Restated text Decree 841/84). The regular and alternate Syndics shall stay in office until their substitutes are appointed.  Class “B” and “C” shares, deemed as only one class of shares for this purpose only, shall be entitled to appoint ONE (1) regular Syndic and ONE (1) alternate Syndic. The remaining members of the Supervisory Syndics Committee shall be elected by Class “A” shares.-

ARTICLE 32.- The compensation of the Supervisory Syndics Committee’s  members shall be fixed by the Meeting, and shall be adjusted pursuant to Section 261 of Law 19550 (Restated Text Decree Nº 841/84).-

ARTICLE 33.- The Supervisory Syndics Committee shall meet at least once a month; it shall also be called at the request of any of its members within FIVE (5) days of making the request  to the President of the  Supervisory Syndics Committee or Board of Directors, if applicable.  All meetings shall be notified in writing at the special domicile stated by each Syndic upon taking office. The deliberations and resolutions of the Supervisory Syndics Committee shall be transcribed on the minute book, which shall be signed by the Syndics present in the meeting. The Supervisory Syndics Committee shall hold meetings with the presence of its THREE (3) members and shall adopt resolutions with the affirmative vote of the majority of those presents, without prejudice to the rights conferred by law upon the dissenting syndic. It shall be presided by one of the Syndics, elected by vote majority in the first meeting of each year; on said occasion the replacement shall be also elected in case of absence. The President shall represent the Supervisory Syndics Committee before the Board of Directors.-

TITLE VII: BALANCE SHEET AND ACCOUNTS.-

ARTICLE 34.- The Corporation’s fiscal year shall close on December 31st of each year. The Income Statements, Inventory, Balance Sheet, Statement of Changes in Shareholder’s Equity and Minutes of the Board of Directors, according to the applicable technical standards and current provisions, shall be drawn up as of such date.

ARTICLE 35.- Liquid and realized profits shall be annually distributed as follows: a) FIVE PERCENT (5%) until reaching TWENTY PERCENT (20%) of the corporate capital, computed in accordance with the rules applicable to this case, to the legal reserve fund. b) to the remuneration of the members of the Board of Directors within the percentage set forth by Section 261 of Law 19550 (Restated Text  Decree Number 841/84) which shall not be exceeded and to the remuneration of the Supervisory Syndic Committee. C)

ARTICLE 36.- Dividends in cash and/or in shares shall be paid to the shareholder in proportion to their respective paid-in capital, within the terms and conditions set forth by the rules of the National Securities Commission.-

ARTICLE 37.- The right of shareholders to receive payment of cash dividends shall be forfeited in favor of the Corporation after the lapsing of a term of three (3) years to be computed from the date such dividends become payable. In such case, the amount of the so forfeited dividends, which destiny shall be decided by the Shareholder’s Meeting, shall be allocated to a reserve fund.

TITLE VIII: LIQUIDATION OF THE CORPORATION.-

ARTICLE 38.- The liquidation of the corporation, arising from any cause whatsoever, shall be governed by the provisions set forth by Chapter I, Section XIII, Articles 101 through 112 of Law 19550 (Restated Text Decree Number 841/84).-

ARTICLE 39.- The liquidation of the corporation shall be carried out by the Board of Directors or by the liquidators appointed by the Meeting, under the supervision of the Supervisory Syndics Committee.

ARTICLE 40.- Liabilities being paid, even the liquidation expenses, the balance shall be distributed among shareholders, regardless of class or category, in proportion to the capital they have paid in.